                                                                    Exhibit 11.1


                       FIELDWORKS, INC. AND SUBSIDIARIES

              Computation of Pro Forma Net Loss Per Common Share


                                                                                           For the Year Ended
                                                   For the Years Ended December 31              January 5
                                           ----------------------------------------------  -------------------
                                                1993            1994            1995              1997
                                           --------------  --------------  --------------  -------------------
PRIMARY AND FULLY DILUTED:
 Net Loss                                  $     (484,515) $   (1,688,218) $     (626,919)      $   (3,296,046)
                                           ==============  ==============  ==============       ==============
 Weighted average common shares
  outstanding                                   2,415,780       4,852,898       5,554,171            5,865,270
 Effect of conversion of preferred
  shares/(1)/                                     500,000         500,000         500,000              500,000
 Effect of cheap shares issued/(2)/               210,532         210,532         210,532              210,532
                                           --------------  --------------  --------------       --------------
                                                3,126,312       5,563,430       6,264,703            6,575,802
                                           ==============  ==============  ==============       ==============
PRO FORMA NET LOSS PER
 COMMON SHARE                              $         (.15) $         (.30) $         (.10)      $         (.50)
                                           ==============  ==============  ==============       ==============

/(1)/ Gives effect to preferred shares which convert to common shares concurrent with this offering.
/(2)/ Warrants issued and options granted from March 1, 1996 to February 28,
      1997 are included in the calculation for all periods presented, using the treasury stock method, in accordance with Staff Accounting Bulletin Topic 4(D).